AMENDMENT TO                     EXHIBIT 10.1
                      SECOND AMENDED AND RESTATED AGREEMENT
                            OF LIMITED PARTNERSHIP OF
                 Bnp RESIDENTIAL Properties Limited Partnership
             (Formerly Boddie-Noell Properties Limited Partnership)


         As of this 28th day of December, 2001, the Second Amended and Restated Agreement of Limited Partnership of BNP Residential Properties Limited Partnership (the "Limited Partnership"), dated as of March 17, 1999, as amended (the "Agreement"), is hereby amended pursuant to Section 4.2.A and 14.1.B thereof as follows:

         Section 1.        Exhibit to the Agreement.

         The Agreement is hereby amended by attaching thereto as Exhibit I the Exhibit attached hereto.




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         IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.


                        BNP Residential Properties, Inc.
                        as General Partner of
                        BNP Residential Properties Limited Partnership


                        /s/ Philip S. Payne
                        -----------------------------------------------
                        Philip S. Payne
                        Executive Vice President


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                                                                  Exhibit I

                 BNP Residential Properties Limited Partnership

  Certificate of Designation of the Preferences, Conversion And Other Rights, Voting Powers, Restrictions, Limitations as to Distributions, Qualifications and
 Terms and Conditions of Redemption of the Series B Preferred Partnership Units

The following are the terms of the Series B Preferred Partnership Units established pursuant to this Certificate of Designation (the "Certificate"):
Section 1. Designation and Amount. A series of Preferred Units designated as "Series B Preferred Units" is hereby established and the number of Partnership Units constituting the series so designated shall be 909,090 (the "Series B Preferred Units").

Section 2.        Distribution Rights.

     (a) General. In addition to any other distributions expressly provided for herein, the Partnership shall pay in cash, when, as and if authorized by the General Partner, out of funds legally available therefor as provided by the laws governing limited partnerships in Delaware (the "Legally Available Funds"), distributions (the "Preferred Distribution") at the quarterly rate equal to the Distribution Rate per issued and outstanding Series B Preferred Unit, per calendar quarter. Such distributions shall be cumulative and payable (if declared) quarterly within five days of the 17th day of each February, May, August and November, with respect to the prior calendar quarter, commencing February 2002 to the holders of record at the close of business on the date specified by the General Partner at the time such distribution is declared no more than 45 days prior to the date fixed for payment thereof; provided, however, that the Partnership shall have the right to declare and pay distributions at any time. The Distribution Rate shall be pro rated for the actual number of days in any partial quarter.


     (b) Commencement and Termination of Accrual of Distributions. Distributions shall begin to accrue from the date of issuance of each share of Series B Preferred Unit to and including the first to occur of the following:

          (i) the date on which the Series B Preference Payment or Redemption Payment (plus all accrued and unpaid distributions thereon whether or not declared) is paid to the holder thereof in connection with the dissolution of the Partnership or the Company or the redemption of such Series B Preferred Unit by the Partnership in connection with Company's redemption of shares of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock");

          (ii) the date (the "Accrual Date") on which such Series B Preferred Unit is converted into a Common Unit (a "Conversion Unit"), provided that to the extent such Conversion Unit would be entitled to a distribution for a period prior to the Accrual Date, the Accrual Date will be the date

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               immediately preceding the period that precedes the Accrual Date for which such Conversion Unit would be entitled to a distribution;


          (iii) the date on which such Series B Preferred Unit is otherwise acquired and paid for by the Partnership.

     (c) Cumulative Nature of Distributions. Each distribution shall be fully cumulative, to the extent not previously paid, whether or not declared and whether or not there are Legally Available Funds at the times set forth in Section 2(a), such that Series B Preferred Units on which distributions have not been paid in full on the dates set forth above shall accrue distributions at the then applicable Distribution Rate per share per quarter. Distributions not paid in full on the dates set forth above shall accrue distributions at the Accumulating Rate. Any distribution payment with respect to the Series B Preferred Units shall first be credited against any prior accrued and unpaid distribution.

     (d) Distribution of Assets or Debt Securities. If the Partnership declares a distribution on the Common Units of any of its assets (excluding cash distributions (other than extraordinary cash distributions)) or debt securities, then each Series B Preferred Unit shall be entitled to receive distributions on an As-Converted Basis in pari passu with the Common Units.

     (e) Ranking as to Distributions; Restrictions. Distributions with respect to the Series B Preferred Units shall be declared and paid pari passu with the distributions on any equity securities of the Partnership ranking on a parity with the Series B Preferred Units as to distributions. The holders of Series B Preferred Units shall be entitled to receive distributions prior and in preference to any declaration or payment of any distribution (other than distributions payable in Common Units or in other securities entitling the holder thereof to receive, directly or indirectly, additional Common Units for which an anti-dilution adjustment is provided by adjustment of the Conversion Ratio pursuant to Section 6) on Common or any other Units of the Partnership ranking junior to the Series B Preferred Units as to the payment of distributions ("Junior Securities"), payable only when, as and if declared by the General Partner. No distributions shall be set apart for or paid upon the Common Units, the Series A Preferred Units or any other Junior Securities unless all such cumulative distributions on the Series B Preferred Units have been paid.

     (f) Pro Rata Distribution. All distributions paid with respect to Series B Preferred Units pursuant to this Section 1 shall be paid pro rata in respect of each Series B Preferred Unit entitled thereto. In the event that the Legally Available Funds available for the payment of distributions shall be insufficient for the payment of the entire amount of distributions payable with respect to the outstanding Series B Preferred Units and any other outstanding Partnership Units that rank on a parity with the Series B Preferred Units as to distributions on any date on which the General Partner has authorized the payment of a distribution or otherwise, the amount of any available surplus shall be allocated for the payment

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          of distributions with respect to the outstanding Series B Preferred
          Units and any other outstanding equity securities of the Company that rank on parity with the Series B Preferred Units as to distributions pro rata based upon the amount of accrued and unpaid distributions on such Partnership Units.

     (g) Limits. Holders of Series B Preferred Units shall not be entitled to any distribution (except as provided in Section 3 below), whether payable in cash, property or securities, in excess of the full cumulative distributions on the Series B Preferred Units (as used in this Certificate of Designation, such term being deemed to include distributions on accrued and unpaid distributions) as expressly described above.

Section 3.        Preference Upon Dissolution.

     (a) Payment upon Dissolution. In the event of any dissolution of the Company or the Partnership, whether voluntary or involuntary, then out of the assets of the Partnership before any distribution or payment to the holders of equity securities of the Partnership ranking junior to the Series B Preferred Units (as to preference upon dissolution), and on a pari passu basis with the holders of any equity securities ranking on a parity with the Series B Preferred Units (as to preference upon dissolution), the holders of the Series B Preferred Units shall be entitled to be paid $11.00 per Series B Preferred Unit plus accrued and unpaid distributions whether or not declared (the "Series B Preference Payment"), to the date that the distribution is made available.

     (b) Pro Rata Distribution. If, upon any dissolution of the Company or the Partnership, the assets of the Partnership available for distribution to the holders of Series B Preferred Units and any Preferred Units ranking on a parity with the Series B Preferred Units (as to preference upon dissolution) shall be insufficient to permit full payment of the amount that such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series B Preferred Units and any Preferred Units ranking on a parity with the Series B Preferred Units (as to preference upon dissolution) shall be distributed among and paid to the holders of Series B Preferred Units and any Preferred Units ranking on a parity with the Series B Preferred Units (as to preference upon dissolution), ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.


     (c) Notice. Written notice of any planned dissolution payment stating a payment date, the place where such payment shall be made, and the amount of each Series B Preference Payment shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of the Series B Preferred Units, at such holder's address as shown in the records of the Partnership.

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     (d)  Characterization of Certain Transactions. No consolidation, merger, transfer of assets, or share exchange involving the Company or the Partnership shall be considered a dissolution of the Company or the Partnership.

Section 4. Voting Rights. Except as otherwise provided by law or this Partnership Agreement, the holders of the Series B Preferred Units shall be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Limited Partners and to receive any notice of any meeting of the Partners in pari passu with the holders of Common Units on an As-Converted Basis.

Section 5. Limitation on Holders of
Series B Preferred Units. The Partnership may not issue Series B Preferred Units to any Person other than the General Partner. The General Partner will hold the Series B Preferred Units as securities underlying the shares of Series B Preferred Stock.

Section 6. Conversion. The Series B Preferred Units will be converted into Common Units by the holder thereof at any time when shares of Series B Preferred Stock of the Company are converted into shares of the Company's Common Stock. The number of Series B Preferred Units to convert will equal the number of shares of Series B Preferred Stock being converted into the Company's Common Stock. The number of Common Units into which the Series B Preferred Units will convert will equal the product of the number of Series B Preferred Units being converted multiplied by the Conversion Ratio. The "Conversion Ratio" shall at all times equal the Conversion Ratio applicable to the Company's Series B Preferred Stock.

Section 7. Redemption of Series B Preferred Units. The General Partner will cause the Partnership to redeem the Series B Preferred Units, to the extent it shall have Legally Available Funds therefor, at any time the General Partner redeems shares of its Series B Preferred Stock. The number of Series B Preferred Units redeemed and the Redemption Price shall equal the number of shares of Series B Preferred Stock the General Partner redeems and the Redemption Price at which the General Partner redeems such shares, respectively.

Section 8.        Definitions.

     (a) "Accumulating Rate" means the amount per share equal to the accrued but unpaid distributions pursuant to Section 2(a) multiplied by 12%, compounded on an annual basis.

     (b) "As-Converted Basis" means, with respect to any security convertible into Common Stock, a basis assuming the conversion of such security into that number of shares of Common Stock into which such security is then convertible.

     (c) "Distribution Rate" means, with respect to any share of Series B Preferred Units then issued and outstanding, per fiscal quarter: (i) during the period from the Initial Closing Date until the First Rate Change Date, $0.275; (ii) during the period from and including the First Rate Change Date until the Second Rate

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          Change Date, $0.33, and (iii) from and after the Second Rate Change
          Date, the Final Distribution Rate.

     (d) "Final Distribution Rate" shall be the greater of (x) $0.385 or (y) $2.75 multiplied by an amount equal to 900 basis points over the five year Treasury rate. The Final Distribution Rate shall be calculated twice annually commencing on the Second Rate Change Date and each succeeding six-month anniversary thereafter.

     (e) "First Rate Change Date" shall be the eighth anniversary of the Initial Closing Date.

     (f) "Indebtedness" means (a) an obligation for borrowed money, (b) an obligation evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) an obligation under a conditional sale or other title retention agreement relating to property purchased (other than a customary reservations or retention of title under an agreement with a supplier entered into in the ordinary course of business), (d) an obligation issued or assumed as the deferred purchase price of property or services purchased (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as a liability on the Company's consolidated balance sheet, or (e) the principal portion of a capital lease obligation.

     (g) "Initial Closing Date" is the first date that the Company sells and issues a share of its Series B Preferred Stock.

     (h) "Redemption Payment" means the payment of the Redemption Price on Series B Preferred Units to be redeemed in accordance with Section 7.

     (i) "Second Rate Change Date" shall be the tenth anniversary of the Initial Closing Date.

The terms set forth below have the meanings ascribed thereto on the referenced pages:
         Accrual Date                                                  3
         Certificate                                                   3
         Conversion Ratio                                              6
         Conversion Share                                              3
         Junior Securities                                             4
         Legally Available Funds                                       3
         Preferred Distribution                                        3
         Series B Preference Payment                                   5
         Series B Preferred Units                                      3

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Section 9.        Miscellaneous.

     (a) Severability. If any provision of this Certificate or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

     (b) Reacquired Units. Any Series B Preferred Units purchased or otherwise acquired by the Partnership shall be retired and canceled and upon their cancellation shall become authorized but unissued Preferred Units and may be classified again and reissued as part of a new series or class of Preferred Units to be created by the General Partner pursuant to its power contained in the Partnership Agreement, subject to conditions and restrictions on issuance set forth herein.



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